ESSENT GROUP LTD.
INSIDER TRADING POLICY
This Policy of Essent Group Ltd. (“Essent”) concerns trading in the securities of Essent or its affiliates, as well as trading in securities of other companies. This Policy applies to all directors, officers and employees of Essent, and to their immediate family members and other persons living in their households (“Essent Associates” or “you”). Certain sections of this Policy include special restrictions and procedures for “Designated Insiders” and “Section 16 Insiders,” as defined in those sections.
Essent’s reputation for integrity and high ethical standards in the conduct of its affairs is of paramount importance. To preserve this reputation, it is essential that all your transactions in securities conform to U.S. securities laws and avoid even the appearance of impropriety.
All Essent Associates must familiarize themselves with this Policy and abide by it. Violations of this Policy may result in civil and criminal penalties under U.S. securities laws, including fines and jail sentences, and in disciplinary action by Essent, up to and including termination of employment.
1.Prohibition on Insider Trading or Tipping
U.S. securities laws prohibit trading in securities while in the possession of material nonpublic information. You may not, directly or indirectly, purchase or sell securities of Essent or its affiliates while in possession of material nonpublic information concerning Essent or its affiliates. Similarly, you may not trade in the securities of another Essent if you obtained material nonpublic information about that Essent in the course of your employment by Essent.
U.S. insider trading laws prohibit you from “selectively disclosing” material nonpublic information to others with limited exceptions. On occasion, it may be necessary for you to disclose material nonpublic information regarding Essent to persons outside Essent, such as customers, for legitimate business reasons. In such circumstances, you should not convey information until an understanding, preferably in writing, has been reached that such information is not to be used for trading purposes and may not be further disclosed other than for legitimate business reasons; provided, that such understanding need not be reached in connection with the disclosure of such information to Essent’s legal department or independent auditors in connection with their provision of services to Essent. You are at risk of personal liability if you disclose material nonpublic Essent information to third parties who do not agree not to trade on the information. U.S. insider trading laws also prohibit you from making recommendations or “tips” concerning Essent’s securities while you are aware of material nonpublic information. Anyone who gives another person, including a family member, a stock market “tip” based on material nonpublic information can be held liable for transactions effected by the “tipee” or even a “tipee” of a tipee. Insider trading prohibitions apply to the act of trading, regardless of the size or value of the transaction.
(a)Definition of Material Nonpublic Information
Evaluating whether information is “material” is difficult and often only possible with the benefit of hindsight. Information is considered material if it would be likely to affect the share price of Essent or if it would be important to a reasonable investor in deciding whether to buy, hold or sell the securities of Essent.
While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of this information include but are not limited to:
•financial results and other earnings information;
•financial forecasts and plans;
•possible acquisitions, dispositions, joint ventures and other major transactions;
•major personnel or management changes;
INSIDER TRADING POLICY    Page 1 of #NUM_PAGES#

•information that would have an impact on earnings (such as unanticipated write-downs or gains and operating losses or gains);
•the gain or loss of a significant contract or customer;
•a major lawsuit or governmental investigation;
•development of a significant new product;
•significant labor disputes;
•a change in auditor, substantial changes in accounting methodologies or auditor notification that an issuer may no longer rely on an audit report;
•a new issuance of shares or debt or other significant financing developments (e.g., defaults, repurchase plans, share splits, changes in dividend policy); and
•a possible change in control.
Nonpublic information is any information that has not been previously disclosed into the marketplace, such as in a press release or public filing (such as a report filed with the U.S. Securities and Exchange Commission (“SEC”)). Unless the circumstances indicate that such information has been published or is otherwise generally known, it should be considered nonpublic.
2.Other Prohibited Transactions
(a)Short Sales
Short sales of securities of Essent or its affiliates evidence an expectation on the part of the seller that such securities will decline in value, and signal to the market an absence of confidence in the short-term prospects of Essent or its affiliates. In addition, short sales may reduce the seller’s incentive to improve the performance of the relevant Essent. For these reasons, short sales of securities of Essent or its affiliates are prohibited by this Policy. Moreover, Section 16(c) of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) generally prohibits officers and directors from engaging in short sales.
(b)Publicly Traded Options
A transaction in publicly traded options is, in effect, a bet on the short-term movement of the equity of Essent or its affiliates and creates the appearance that Essent Associate is trading based on inside information. Transactions in options also may focus a Essent Associate’s attention on short-term performance at the expense of the long-term objectives of the relevant Essent. Accordingly, transactions in puts, calls or other derivative securities (whether on an exchange or in any other organized market)
INSIDER TRADING POLICY    Page 2 of 5

with respect to the equity of Essent or its affiliates are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the “Hedging Transactions” section.)
(c)Hedging Transactions
Certain forms of hedging or monetization transactions (such as zero-cost collars and forward sale contracts) allow a person to lock in much of the value of his or her shareholdings, often in exchange for all or part of the potential for upside appreciation in the shares. These transactions allow the person to continue to own the applicable security, but without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as Essent’s other shareholders. Therefore, Essent strongly discourages you from engaging in such transactions with respect to securities of Essent or its affiliates. Any person wishing to enter into such an arrangement must first pre-clear the proposed transaction with the Chief Legal Officer of Essent. Any request for pre-clearance of a hedging or similar arrangement must be submitted to the Chief Legal Officer of Essent at least two weeks before the proposed execution of documents evidencing the proposed transaction. The Chief Legal Officer will then determine whether the transaction may proceed and, if so, assist in complying with the SEC’s reporting requirements.
(d)Margin Accounts and Pledges
Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. A margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Essent securities pursuant to a blackout period restriction. Therefore, Essent prohibits you from pledging Essent securities as collateral for a loan, unless such persons first pre-clear the proposed transaction with the Chief Legal Officer of Essent. Any person preparing to pledge Essent securities must clearly demonstrate the financial capacity to repay the loan without resort to the pledged securities. Any person proposing to pledge Essent securities as collateral for a loan must submit a request for pre-clearance to the Chief Legal Officer at least two weeks prior to the proposed execution of documents evidencing the proposed pledge. The Chief Legal Officer will then determine whether the transaction may proceed.
3.General Trading Guideline
If you are not subject to a blackout period or a Rule 10b5-1 plan as described below, it is usually relatively safe for you to trade during the period that begins on the second full business day after Essent publicly announces quarterly or annual earnings and ends fifteen days prior to the end of the next fiscal quarter, although you may never trade at any time (including during this period) that you are aware of material nonpublic information about Essent.
4.Special Trading Restrictions on Designated Insiders
Certain Essent officers, directors and employees who routinely have access to material nonpublic information, including (i) all directors of Essent, (ii) the Chief Executive Officer and all persons reporting directly to the Chief Executive Officer, (iii) the Chief Financial Officer and all persons in the finance organization of Essent having access to unreported consolidated financial results or projections of Essent and (iv) any member of the extended management team having access to Essent’s unreported financial results and projections (collectively,
INSIDER TRADING POLICY    Page 3 of 5

“Designated Insiders”), are subject to additional restrictions.
(a)Mandatory Blackout Periods
Purchases and sales of securities of Essent or its affiliates by Designated Insiders, as well as their immediate family members, any other persons living in a Designated Insider’s household and any entities a Designated Insider may control, will not be permitted (A) during a period beginning 15 days prior to the end of each fiscal quarter and ending after the second full business day following the release of Essent’s quarterly or annual earnings and (B) such other periods as to which Designated Insiders will be specifically advised.
(b)Mandatory Pre-clearance Procedure
Designated Insiders may not engage in any transaction involving securities of Essent or its affiliates, including gifts and pledges, without first obtaining pre-clearance of the transaction from the Chief Legal Officer of Essent. A request for pre-clearance by directors of Essent should be submitted to the Chief Legal Officer no later than the day of the proposed transaction for same day pre-clearance. All other requests for pre-clearance should be submitted to the Chief Legal Officer at least five business days before the proposed transaction. The Chief Legal Officer will then determine whether the transaction may proceed and, if so, assist in complying with the SEC’s reporting requirements (as described below). In the event an approved transaction is not consummated within the time period agreed to by the Chief Legal Officer, it must be re-approved before it may be consummated at a later date.
Transactions effected pursuant to Essent-approved Rule 10b5-1 plans will not require further pre-clearance at the time of the transaction if the plan specifies the dates, prices and amounts of the contemplated trades or establishes a formula for determining the dates, prices and amounts. Any Designated Insider who effects a transaction pursuant to such a plan (or his or her broker) must, however, report the specific transaction to the Chief Legal Officer of Essent no later than the day on which such person finds out the trade’s amount, date and price. Reliance on the terms of the plan will not constitute sufficient notice.
(c)Section 16 Insiders
Section 16 of the Exchange Act imposes certain reporting obligations and limitations on certain short-swing transactions on directors, officers and 10% beneficial owners of Essent (“Section 16 Insiders”). Under Section 16 of the Exchange Act, subject to certain specified exemptions, profits from purchases and sales of Essent’s securities by Section 16 Insiders within a six-month period will be disgorged to Essent, irrespective of whether they have access to material nonpublic information. In addition, subject to certain exceptions, each purchase and sale of Essent’s securities must be reported in accordance with Section 16 of the Exchange Act. It is the responsibility of the Section 16 Insider, and not Essent, to ensure compliance with Section 16 of the Exchange Act, including that required filings are made on timely basis.
(d)Certification
All Designated Insiders must certify annually their understanding of, and intent to comply with, the procedures set forth in this Policy. A form of certification will be distributed by the Chief Legal Officer at the beginning of each fiscal year.
INSIDER TRADING POLICY    Page 4 of 5

5.Exempted Transactions
(a)Stock Options
The restrictions on trading in Essent securities contained in this Policy do not apply to or affect the ability of Essent Associates to exercise options, where applicable; however, these restrictions do apply to the sale of the shares issued upon exercise of such options, including any sale of shares as a part of a broker-assisted cashless exercise of any option.
(b)Rule 10b5-1 Plans
A Designated Insider may be able to trade in securities of Essent or its affiliates during the restricted periods set forth above if the Designated Insider has entered into a so-called Rule 10b5-1 plan. Rule 10b5-1 plans allow corporate insiders to establish a defense to insider trading allegations by effecting transactions pursuant to a pre-established written plan that specifies (by, for example, formula or actual dates) when trades are to be made, and is entered into at a point in time when the insider does not possess material nonpublic information. In general terms, a Rule 10b5-1 plan can be designed to allow purchases and sales even when the Designated Insider would otherwise be blocked by a blackout period or the possession of material nonpublic information.
A Designated Insider may wish to work with his or her broker to set up such a plan. Any Designated Insider’s Rule 10b5-1 plan must (A) be in writing and in a form acceptable to Essent; (B) be acknowledged in writing by the Chief Legal Officer of Essent prior to the plan becoming effective; (C) contain such terms and conditions as may be required by Rule 10b5-1 of the Exchange Act; and (D) not be entered into, amended or terminated during a blackout period or when the Designated Insider is in possession of material nonpublic information.
6.Post-Termination Transactions
This Policy continues to apply to transactions in Essent securities after a Essent Associate is no longer employed by or affiliated with Essent. Any Essent Associate in possession of material nonpublic information when their employment or affiliation terminates may not trade in Essent securities until the information becomes public or is no longer material.
7.Individual Responsibility
Responsibility for compliance with all applicable securities laws with respect to trading in Essent securities rests solely with each individual person subject to this Policy. This Policy and the procedures set forth herein do not create a “safe harbor” for trading under the law, and appropriate judgment should be exercise in connection with any trade in Essent’s securities.
8.No Third Party Beneficiaries
This Policy has been adopted to protect the good name, reputation, franchises, assets, businesses and prospects of Essent and its affiliates. It is not intended to, and does not, create any legal rights in any third parties, including investors, partners, creditors, customers, suppliers and others having business relations with such entities.
Essent may change or otherwise revise the terms of this Policy from time to time to respond to developments in law and practice. Essent will take steps to inform all affected persons of any material changes or revisions to this Policy.
Please direct your questions as to any of the matters discussed in this Policy to Essent’s Chief Legal Officer.

INSIDER TRADING POLICY    Page 5 of 5